TOMPKINS FINANCIAL CORPORATION S-8

EXHIBIT 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

TOMPKINS FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.10 per share	457(c) and 457(h)	100,000 (1)	$63.93 (2)	$6,393,000 (2)	0.0001531	$978.77
Other	Participation interests	Other	(1)	—	—	—	(3)
Total Offering Amounts					$6,393,000 (2)		$978.77
Total Fee Offsets							—
Net Fee Due							$978.77

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act of 1933”), this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends, recapitalization or other similar transactions as well as an indeterminate number of participation interests to be offered or sold pursuant to the Plan.

(2)	The maximum aggregate offering price reflected in the table above has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933. The offering price per unit and maximum aggregate offering price are based on the average of the high ($64.56) and low ($63.29) sales prices of the common stock, as reported on the NYSE American LLC, on July 24, 2025.

(3)	In accordance with Rule 457(h)(2) of the Securities Act, no registration fee is required to be paid.